UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2025

TruGolf Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40970	85-3269086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 North 1400 West Centerville, Utah	84014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 298-1997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	TRUG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, TruGolf Holdings, Inc. (the “Company”), entered into that certain Securities Purchase Agreement, dated February 2, 2024 (as may be amended, modified, restated, restructured or supplemented from time to time, the “Prior Purchase Agreement”), pursuant to which certain investors (the “Holders” and each, a “Holder”) agreed to purchase from the Company (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to purchase 1,550,000 shares of the Company’s Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”). The Prior Purchase Agreement contemplated funding of the PIPE Convertible Notes across multiple tranches.

On April 22, 2025, the Company entered into Exchange Agreements (the “Exchange Agreements” and each, an “Exchange Agreement”), by and among the Company and each of the Holders, pursuant to which each such Holder would exchange (i) the amounts remaining outstanding under the PIPE Convertible Notes and certain other amounts outstanding with respect thereto in the aggregate amount (the “Note Exchange”), and (ii) the PIPE Warrants. Pursuant to the Exchange Agreements, on the effective date of the Exchange Agreements, the PIPE Warrants were exchanged, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), into an aggregate of 1,885 shares of the Company’s newly created Series A preferred stock (the “Series A Preferred Stock” and such Series A Preferred Stock to be issued in the exchange of the PIPE Warrants, the “Initial New Exchange Preferred Shares”, and such shares of Class A Common Stock (the “Common Stock”) issuable pursuant to the terms of the Certificate of Designations, including, without limitation, upon conversion or otherwise, collectively, the “Initial New Exchange Conversion Shares”), and (ii) a warrant to purchase up to 37,033 shares of Series A Preferred Stock.

The Note Exchange will occur on the Closing Date (as defined in the Exchange Agreements), whereby the amounts owing under the PIPE Convertible Notes will be exchanged into shares of the Company’s Series A Preferred Stock. From the date of the Exchange Agreements until the date of the Note Exchange, the conversion price of the PIPE Convertible Notes was reduced to $1.00 per share.

Additionally, the Exchange Agreements amended the Prior Purchase Agreement and contained certain covenants of the Company to, among other items, hold one or more stockholder meetings no later than 90 days following the execution of the Exchange Agreements to approve the shares of the Company’s Common Stock issuable underlying the Series A Preferred Stock upon conversion in compliance with the rules and regulations of the Nasdaq Stock Market.

This description of the Exchange Agreements and the transactions related thereto does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Exchange Agreement filed as Exhibit 10.1 to this current report on Form 8-K.

Series A Convertible Preferred Stock

In connection with the signing of the Exchange Agreement, the Company designated 50,000 shares of the Company’s authorized and unissued preferred stock as Series A Preferred Stock and established the rights, preferences and privileges of the Series A Preferred Stock pursuant to the Certificate of Designations of Rights and Preferences of the Series A Preferred Stock (the “Certificate of Designations”), to be filed with the Secretary of State of the State of Delaware, as summarized below:

General. Each share of Series A Preferred Stock has a stated value of $1,000 per share and, when issued, the Series A Preferred Stock will be fully paid and non-assessable.

Ranking. The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company, unless the Required Holders (as defined in the Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to a 10% per annum dividends. The dividends are payable to each record holder of the Series A Preferred Stock in cash or in shares of Common Stock, provided that if the shares of Common Stock are utilized to pay the dividends then such dividends shall be recalculated in connection with such issuance of shares of Common Stock at a deemed rate of 15%, and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of the Series A Preferred Stock or elect a combination of the capitalized dividend and a payment in dividend shares.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. Each holder of Series A Preferred Stock may convert all, or any part, of the Stated Value (which is equal to $1,000 per share of Series A Preferred Stock) of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at an initial fixed “Conversion Price” of $1.00, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions, as well as under the circumstances described below. The amounts to be converted include unpaid dividends and other charges for the Series A Preferred Stock.

Upon the voluntary conversion by the holders of the Series A Preferred Stock, in addition to the issuance of the Common Stock issuable upon conversion of the Stated Value of the Series A Preferred Stock, the Company shall issue to the holders in Common Stock all dividends that would otherwise have accrued on such Series A Preferred Stock if such share were held until the five-anniversary of issuance (the “Make-Whole Amount”). The Make-Whole Amount is convertible at the “Alternate Conversion Price” equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest volume weighted average price (“VWAP”) of the Common Stock during the five (5) consecutive trading days immediately prior to such conversion (subject to the Floor Price of $0.07 (the “Floor Price”)) (the “Alternate Conversion Price”).

If at the time of a conversion the Alternate Conversion Price is determined to be the Floor Price because such Floor Price is greater than 90% of the then five-day volume weighted average price of a share of Common Stock, then the Conversion Amount (as defined in the Certificate of Designations), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount (as defined therein).

If on any six month anniversary after the date the Series A Preferred Stock are issued (the “Initial Issuance Date”) (each, a “Reset Date”), the Conversion Price then in effect is greater than the closing price of the Common Stock as of such applicable Reset Date (each, a “Reset Price”), immediately after the close of trading on such applicable Reset Date the Conversion Price shall automatically lower to the Reset Price.

If at any time on or after the date of issuance there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock, the Conversion Price shall be reduced to 120% of the quotient determined by dividing (x) the sum of the VWAP of the Common Stock for each of the five trading days with the lowest VWAP of the Common Stock during the fifteen consecutive trading day period ending and including the trading day immediately preceding the sixteenth trading day after such event Date, divided by (y) five.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company (the “Board”).

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the Alternate Conversion Price.

The Certificate of Designations contains triggering events (each, a “Triggering Event” including certain Bankruptcy Triggering Event (as defined therein)), including but not limited to: (i) failure of a registration statement for the shares of Common Stock underlying to be maintained effective; (ii) the suspension from trading or the failure to list the Common Stock within certain time periods; (iii) failure to declare or pay any dividend when due; (iv) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the Exchange Agreement) of the Company, (v) the Company’s failure to cure a conversion failure of failure to deliver shares of the Common Stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series A Preferred Stock, and (vi) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the Default Rate of (i) 15% per annum for Dividends paid in cash, and (ii) 18% per annum for conversions of Dividends into shares.

Bankruptcy Triggering Event Redemption Right. Upon any Bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series A Preferred Stock at a redemption price equal to the greater of (1) 125% times the Conversion Amount to be redeemed; and (2) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th Trading Day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment), multiplied by (Y) 125% times the equity value of the Common Stock underlying such Series A Preferred Stock being converted. The equity value of the Common Stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding such bankruptcy Triggering Event and the date the Company makes the entire payment required.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a price equal to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the Common Stock underlying the Series A Preferred Stock. The equity value of the Common Stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and the date the Company makes the entire payment required.

Fundamental Transactions. The Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless (i) the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Exchange Documents (as defined in the Certificate of Designations) and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market.

Voting Rights. The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not, subject to certain exceptions, incur any indebtedness, other than ordinary course trade payables and factoring of accounts receivable not exceeding certain amounts or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. So long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding.

This description of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of the Certificate of Designations, attached as Exhibit 10.2 of this Current Report on Form 8-K.

Conversion and Extinguishment of Outstanding Notes Payable

On April 21, 2025, the Company entered into agreements with the holders of approximately $3.9 million in outstanding notes payable (including accrued interest) originally issued in November 2022, including officers and directors of the Company, pursuant to which such note holders converted all outstanding amounts payable to such note holders into (i) 8,283,139 shares of the Company’s Class B common stock, with respect to $2.6 million in principal and interest of such notes payable, and into (ii) 4,233,077 shares of Common Stock, with respect to $1.3 million in principal and interest of such notes payable, in each case at a conversion price of $0.31204 per share, which was the above closing price of the Company’s Common Stock prior to conversion.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference. The transactions described herein were undertaken in reliance upon the exemptions from registration afforded by Sections 4(a)(2) and 3(a)(9) of the Securities Act of 1933, as amended, and Regulation D.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1*	Form of Exchange Agreement
10.2	Form of Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock
10.3	Form of Warrant to Purchase Series A Convertible Preferred Stock
10.4	Form of Registration Rights Agreement
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

*	Certain of the exhibits, schedules and/or annexes to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any such omitted exhibit, schedule or annex to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2025	TRUGOLF HOLDINGS, INC.

	By:	/s/ Christopher Jones
	Name:	Christopher Jones
	Title:	Chief Executive Officer